Exhibit 99.1

News Release

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Investor Relations:
Neala Hackett	(816) 467-3562

AQUILA REACHES AGREEMENT ON NEW OWNERSHIP

FOR ELWOOD TOLLING CONTRACTS

KANSAS CITY, MO, June 16, 2006 – Aquila, Inc. (NYSE:ILA) today announced Constellation Energy Group, Inc., a subsidiary of Constellation Energy, has assumed the ownership of its Elwood tolling contracts. Aquila is paying the Constellation subsidiary $218 million to assume the contract obligations that extend through August 2017. This transaction effectively eliminates approximately $405 million in fixed financial obligations.

Under the terms and conditions of the Elwood tolling contracts entered into in 2000, Aquila was obligated to purchase approximately 600 MW of the generating capacity from the 1400 MW Elwood plant.

“Removing this obligation allows us to achieve another milestone in our repositioning plan,” said Richard C. Green, Aquila’s chairman and chief executive officer.

Going forward, Constellation assumes all responsibility for the Elwood tolling contracts. For Aquila, the $218 million payment will be a pretax charge to earnings.

Based in Kansas City, Missouri, Aquila employees operate electric power generation and electric and natural gas transmission and distribution utilities serving 1.2 million customers in communities in Colorado, Iowa, Kansas, Minnesota, Missouri and Nebraska. At March 31, 2006, Aquila had total assets of $4.2 billion. More information is available at www.aquila.com.

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